                                                                                                       ____________________________
 ____________               UNITED STATES SECURITIES AND EXCHANGE COMMISSION                          |        OMB APPROVAL        |
|            |                           WASHINGTON, D.C. 20549                                        ----------------------------
|   FORM 3   |                                                                                        | OMB Number:       3235-0104|
|____________|           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      | Expires:            PENDING|
                                                                                                      | Estimated average          |
                                                                                                      | burden hours per           |
                                                                                                      | response.............   0.5|
                                                                                                      |____________________________|


       Filed pursuant to Section 16(a) of the Securities Exchange Act of
      1934, Section 17(a) of the Public Utility
        Holding Company Act of 1935 or Section 30(f) of the Investment
                              Company Act of 1940
(Print or Type Responses)
 ----------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*|2.  Date of Event       |4.  Issuer Name AND Ticker or Trading Symbol                    |
|   DILWORTH    PAUL        C.           |    Requiring Statement |    MOORE CORPORATION LIMITED             (MCL)                 |
|                                        |    (Month/Day/Year)    |----------------------------------------------------------------|
|                                        |      03/31/2002        |5.  Relationship of Reporting Person(s) to Issuer               |
|-----------------------------------------------------------------|                 (Check all applicable)                         |
|(Last)     (First)      (Middle)        |3. I.R.S. Identification|    ____ Director               _______ 10% Owner               |
|                                        |   Number of Reporting  |    __XXX_ Officer              _______ Other                   |
|                                        |   Person, if an entity |  (give title below)           (specify below)                  |
|  One Canterbury Green, 6th Floor       |   (voluntary)          |  Senior Vice President, Purchasing & Logistics                 |
|                                        |                        |  ---------------------------------------------                 |
|----------------------------------------------------------------------------------------------------------------------------------|
|            (Street)                    |6. If Amendment, Date of Original | 7.   Individual or Joint/Group Filing                |
|                                        |   (Month/Day/Year)               |      (Check Applicable Line)                         |
| Stamford,       CT            06901    |    N/A                           |       XX Form filed by One Reporting Person          |
|                                        |                                  |       __                                             |
|                                        |                                  |       ___Form filed by More than One Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|(City)        (State)          (Zip)    |              TABLE I-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                     |
|                                        |                                                                                         |
|----------------------------------------------------------------------------------------------------------------------------------
|1.  Title of Security        |2.  Amount of Securities    | 3.  Ownership Form:       |4.  Nature of Indirect Beneficial Ownership|
|    (Instr. 4)               |    Beneficially Owned      |     Direct (D) or         |    (Instr. 5)                             |
|                             |    (Instr. 4)              |     Indirect              |                                           |
|                             |                            |     (I)   (Instr. 5)      |                                           |
|----------------------------------------------------------------------------------------------------------------------------------
|                             |                            |                           |                                           |
|        Common Shares        |        30,526              |           D               |                  N/A                      |
|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
|                             |                            |                           |                                           |
|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
|                             |                            |                           |                                           |
|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
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|                             |                            |                           |                                           |
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see
Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                                                        (Over)
                                                               SEC 1473 (3-99)

+-----------------------------------------------------------------------------------------------------------------------------------
| 1.  Title of Derivative |2.  Date             |3.  Title and Amount of Securities|4. Conversion       |5. Ownership Form of      |
|     Security            |    Exercisable and  |    Underlying Derivative Security|   or Exercise Price|   Derivative Security:   |
|    (Instr. 4)           |    Expiration Date  |    (Instr. 4)                    |   of Derivative    |   Direct (D) or          |
|                         |    (Month/Day/Year) |                                  |   Security         |   Indirect (I) (Instr. 5)|
|                         |---------------------+---------------+------------------|                    |                          |
|                         | Date Ex-| Expiration|               |Amount or         |                    |                          |
|                         | ercisabl| Date      |     Title     |Number of Shares  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|Employee Stock Option    |  25%    |  12/12    | Common Shares |     7,500        |     CDN 14.215     |        D                 |
|(right to buy)           |  12/02  |           |               |                  |                    |                          |
|                         |         |  12/13    |               |                  |                    |                          |
|                         |  12/03  |           |               |                  |                    |                          |
|                         |         |  12/14    |               |                  |                    |                          |
|                         |  12/04  |           |               |                  |                    |                          |
|                         |         |  12/15    |               |                  |                    |                          |
|                         |  12/05  |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+
|                         |         |           |               |                  |                    |                          |
+-------------------------+---------+-----------+---------------+------------------+--------------------+--------------------------+

|-----------------------
| 6.  Nature of        |
|     Indirect         |
|     Beneficial       |
|     Ownership        |
|      (Instr. 5)      |
|                      |
|                      |
|----------------------+
|        N/A           |
|                      |
|                      |
|                      |
|                      |
|                      |
|                      |
|                      |
|----------------------+
|                      |
|----------------------+
|                      |
|----------------------+
|                      |
|----------------------+
|                      |
|----------------------+
|                      |
|----------------------+
|                      |
|----------------------+
|                      |
|----------------------+

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Paul Dilworth                                                  March 28, 2002
----------------------------------------------------     --------------------
**Signature of Reporting Person                                     Date

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